EXHIBIT 99.1

CONTACT:	ICR, Inc.
Allison Malkin
203-682-8200

MOVADO GROUP, INC. ANNOUNCES SECOND QUARTER
FISCAL 2026 RESULTS

~ Net Sales of $161.8 million ~

~ Operating Income of $4.0 million and Adjusted Operating Income of $7.0 million ~

~ EPS of $0.13 and Adjusted EPS of $0.23 ~

~ Board Declares Quarterly Dividend of $0.35 Per Share ~

Paramus, NJ – August 28, 2025 -- Movado Group, Inc. (NYSE: MOV) today announced second quarter and six-month results for the periods ended July 31, 2025.

Fiscal 2026 Second Quarter Highlights

•	Net sales of $161.8 million versus $157.0 million in the second quarter of fiscal 2025;
•	Gross margin of 54.1% compared to 54.3% in the prior year period;
•	Operating income of $4.0 million, including $2.1 million in professional fees related to the previously announced internal investigation and $0.9 million of expenses related to a cost-savings initiative, compared to $2.6 million in the prior year period;
•	Adjusted operating income of $7.0 million;
•	Diluted earnings per share of $0.13 compared to $0.15 in the prior year period;
•	Adjusted diluted earnings per share of $0.23; and
•	Ended the quarter with cash of $180.5 million and no debt.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We are pleased with our second quarter results, which were highlighted by increased net sales, a healthy gross margin despite tariff impacts, and a significant increase in operating income year over year. Our growth in a challenging environment reflects the power of our iconic portfolio of watch and jewelry brands, our compelling innovation, and the discipline with which we execute. International markets led our performance, driven by our licensed brands, with particular strength in our women’s watch collections and men’s jewelry. We also experienced growth in our global digital business. We concluded the quarter with $180.5 million in cash and no debt, positioning us well to invest in our growth initiatives and continue to return value to shareholders. We are also pleased to announce that our Board declared a quarterly dividend payment of $0.35 per share.”

Mr. Grinberg continued, “As we look ahead, we remain excited about our opportunities, yet cognizant that the environment remains dynamic and that tariff uncertainty continues. As such, we will continue to focus on areas within our control while introducing sought-after watch and jewelry offerings around the world. We remain confident in our strategy and our ability to generate long-term profitable growth and value creation for our shareholders.”

Non-GAAP Items (See attached table for GAAP and Non-GAAP measures)

Second quarter and first six months of fiscal 2026 results of operations included a $2.1 million pre-tax charge, or $1.6 million after tax, representing $0.07 per diluted share, in professional fees related to the internal investigation of conduct within the Company’s Dubai branch that resulted in the restatement of previously issued financial statements.

Second quarter fiscal 2026 results of operations included a $0.9 million pre-tax charge, or $0.7 million after tax, representing $0.03 per diluted share, associated with the establishment of a provision for a corporate cost-savings initiative. For the first six months of fiscal 2026, the pre-tax charge was $1.5 million, or $1.1 million after tax, representing $0.05 per diluted share.

In this press release, references to “adjusted” results exclude the impact of the above charges. Please refer to the attached GAAP and Non-GAAP measures table for a detailed reconciliation of the Company’s reported results to its adjusted, non-GAAP results.

Second Quarter Fiscal 2026 Results (See attached table for GAAP and Non-GAAP measures)

•	Net sales increased 3.1% to $161.8 million, or increased 1.4% on a constant dollar basis, compared to $157.0 million in the second quarter of fiscal 2025. The increase in net sales reflected an increase in licensed brands and the Company Stores segment, partially offset by a decrease in owned brands. U.S. net sales decreased 1.6% as compared to the second quarter of last year. International net sales increased 6.9% (an increase of 3.9% on a constant dollar basis) as compared to the second quarter of last year.
•	Gross profit was $87.6 million, or 54.1% of net sales, compared to $85.3 million, or 54.3% of net sales in the second quarter of fiscal 2025. The decrease in gross margin percentage was primarily the result of the increased U.S. tariffs and the negative impact of fluctuations in foreign exchange rates, partially offset by favorable changes in channel and product mix.
•	Operating expenses were $83.6 million in the second quarter of fiscal 2026 compared to $82.6 million in the second quarter of fiscal 2025. As a percentage of sales, operating expenses decreased to 51.6% of sales from 52.6% in the prior year period primarily due to higher sales. For the second quarter of fiscal 2026, adjusted operating expenses were $80.6 million, or 49.8% of sales. The decrease in adjusted operating expenses from operating expenses of the same period of last year was primarily due to lower marketing expenses, partially offset by an increase in performance-based compensation.
•	Operating income was $4.0 million compared to $2.6 million in the second quarter of fiscal 2025. Adjusted operating income was $7.0 million in the second quarter of fiscal 2026.
•	The Company recorded a tax provision of $2.0 million as compared to a tax provision of $0.8 million in the second quarter of fiscal 2025. Based on adjusted pre-tax income, the adjusted tax provision in the second quarter of fiscal 2026 was $2.7 million, or an adjusted tax rate of 32.9%, as compared to a tax rate of 19.1% in the second quarter of fiscal 2025.
•	Net income for the second quarter of fiscal 2026 was $3.0 million, or $0.13 per diluted share, compared to net income of $3.5 million, or $0.15 per diluted share, in the second quarter of fiscal 2025. Adjusted net income for the second quarter of fiscal 2026 was $5.3 million, or $0.23 per diluted share.

First Half Fiscal 2026 Results

•	Net sales for the first six months of fiscal 2026 increased 0.8% to $293.6 million (a 0.3% increase on a constant dollar basis) compared to $291.4 million in the first six months of fiscal 2025. The increase in net sales reflected higher volume demand from the Company’s wholesale customers. U.S. net sales decreased 1.6% as compared to the first six months of last year. International net sales increased 2.6% (a 1.7% increase on a constant dollar basis) as compared to the first six months of last year.
•	Gross profit was $158.9 million, or 54.1% of net sales, compared to $158.2 million, or 54.3% of net sales in the first six months of fiscal 2025. The decrease in gross margin percentage was primarily the result of the negative impact of fluctuations in foreign exchange rates and increased U.S. tariffs, partially offset by favorable changes in channel and product mix.
•	Operating expenses were $154.6 million, as compared to $153.4 million in the first six months of fiscal 2025. As a percentage of sales, operating expenses were 52.7% of net sales for both the current and prior year periods. For the first six months of fiscal 2026, adjusted operating expenses were $151.0 million, or 51.4% of sales. The decrease in adjusted operating expenses from operating expenses of the same period of last year was primarily due to lower marketing expenses, partially offset by higher performance-based compensation.
•	Operating income was $4.3 million compared to operating income of $4.8 million in the first six months of fiscal 2025. Adjusted operating income was $7.9 million for the first six months of fiscal 2026.
•	The Company recorded a tax provision of $2.6 million as compared to a tax provision of $2.9 million in the first six months of fiscal 2025. Based on adjusted pre-tax income, the adjusted tax provision for the first six months of fiscal 2026 was $3.4 million, or an adjusted tax rate of 32.4%, as compared to a tax rate of 33.5% in the first six months of fiscal 2025.
•	Net income was $4.4 million, or $0.20 per diluted share, compared to net income of $5.5 million, or $0.24 per diluted share, in the first six months of last year. Adjusted net income for the first six months of fiscal 2026 was $7.2 million, or $0.32 per diluted share.

Quarterly Dividend and Share Repurchase Program

The Company also announced that on August 28, 2025, the Board of Directors declared the payment on September 22, 2025 of a cash dividend in the amount of $0.35 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on September 8, 2025.

During the first six months of fiscal 2026, the Company repurchased approximately 100,000 shares under its December 5, 2024 share repurchase program. As of July 31, 2025, the Company had $48.4 million remaining available under the share repurchase program.

Fiscal 2026 Outlook

Given the current economic uncertainty and the unpredictable impact of tariff developments on the Company’s business, the Company is not providing fiscal 2026 outlook.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, August 28, 2025 at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic replay of the call will be available from 1:00 p.m. ET on August 28, 2025 until 11:59 p.m. ET on September 11, 2025 and can be accessed by dialing (844) 512-2921 and entering replay number 13755528.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, CALVIN KLEIN®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, and LACOSTE®, watches, and, to a lesser extent jewelry and other accessories, and operates Movado Company Stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted operating expenses, adjusted operating income, adjusted pre-tax income, adjusted tax provision, adjusted net income and adjusted diluted earnings per share, which are operating expenses, operating income, pre-tax income, tax provision, net income and diluted earnings per share, respectively, under GAAP, adjusted to eliminate professional fees related to the investigation referred to above and establishment of a provision for a cost-savings initiative. The Company believes the adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same U.S. dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to the Company’s ability to implement and maintain effective internal control over financial reporting in the future, plans to remediate the material weakness with respect to the Company’s internal control over financial reporting and disclosure controls and procedures, general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, including inflation, elevated interest rates, increased commodity prices and tightness in the labor market, trends in consumer debt levels and bad debt write-offs, general uncertainty related to geopolitical concerns, the increase in tariffs and other trade barriers, the impact of international hostilities, including the Russian invasion of Ukraine and war in the Middle East, on global markets, economies and consumer spending, on energy and shipping costs, and on the Company’s supply chain and suppliers, supply disruptions, delivery delays and increased shipping costs, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, evolving stakeholder expectations and emerging complex laws on environmental, social, and governance matters, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, including price increases to offset increased costs, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets, risks associated with the Company’s minority investments in early-stage growth companies and venture capital funds that invest in such companies, the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, complex and quickly-evolving regulations regarding privacy and data protection, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business internationally, including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and impacts of currency exchange rate fluctuations and the success of hedging strategies related thereto, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward-looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,

	2025	2024	2025	2024
		(As Restated)		(As Restated)
Net sales	$161,829	$157,000	$293,598	$291,379

Cost of sales	74,264	71,748	134,683	133,207

Gross profit	87,565	85,252	158,915	158,172

Total operating expenses	83,558	82,610	154,617	153,412

Operating income	4,007	2,642	4,298	4,760

Non-operating income/(expense):
Other income, net	1,202	1,877	2,962	4,049
Interest expense	(110)	(110)	(221)	(228)

Income before income taxes	5,099	4,409	7,039	8,581

Provision for income taxes	1,961	843	2,621	2,876

Net income	3,138	3,566	4,418	5,705

Less: Net income attributable to noncontrolling interests	152	97	12	221

Net income attributable to Movado Group, Inc.	$2,986	$3,469	$4,406	$5,484

Diluted Income Per Share Information
Net income per share attributable to Movado Group, Inc.	$0.13	$0.15	$0.20	$0.24

Weighted diluted average shares outstanding	22,571	22,658	22,479	22,665

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	Three Months Ended
	July 31,		% Change

	2025	2024
		(As Restated)
Total net sales, as reported	$161,829	$157,000	3.1%

Total net sales, constant dollar basis	$159,209	$157,000	1.4%

	Six Months Ended
	July 31,		% Change

	2025	2024
		(As Restated)
Total net sales, as reported	$293,598	$291,379	0.8%

Total net sales, constant dollar basis	$292,208	$291,379	0.3%

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended July 31, 2025
As Reported (GAAP)	$161,829	$87,565	$83,558	$4,007	$5,099	$1,961	$2,986	$0.13
Cost-Savings Initiative (1)	–	–	(872)	872	872	190	682	0.03
Professional fees (2)	–	–	(2,136)	2,136	2,136	515	1,621	0.07
Adjusted Results (Non-GAAP)	$161,829	$87,565	$80,550	$7,015	$8,107	$2,666	$5,289	$0.23

Three Months Ended July 31, 2024 (As Restated)
As Reported (GAAP)	$157,000	$85,252	$82,610	$2,642	$4,409	$843	$3,469	$0.15

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Six Months Ended July 31, 2025
As Reported (GAAP)	$293,598	$158,915	$154,617	$4,298	$7,039	$2,621	$4,406	$0.20
Cost-Savings Initiative (1)	–	–	(1,451)	1,451	1,451	309	1,142	0.05
Professional fees (2)	–	–	(2,136)	2,136	2,136	515	1,621	0.07
Adjusted Results (Non-GAAP)	$293,598	$158,915	$151,030	$7,885	$10,626	$3,445	$7,169	$0.32

Six Months Ended July 31, 2024 (As Restated)
As Reported (GAAP)	$291,379	$158,172	$153,412	$4,760	$8,581	$2,876	$5,484	$0.24

(1)	Related to the establishment of a provision for a corporate cost-savings initiative.
(2)	Professional fees related to the investigation of allegations of misconduct within the Dubai branch of the Company's Swiss subsidiary that resulted in a restatement of previously issued financial statements.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 31,	January 31,	July 31,
	2025	2025	2024
			(As Restated)
ASSETS

Cash and cash equivalents	$180,493	$208,501	$198,251
Trade receivables, net	94,397	93,382	86,709
Inventories	211,504	156,738	183,160
Other current assets	22,949	21,786	26,421
Income taxes receivable	6,848	9,534	12,691
Total current assets	516,191	489,941	507,232

Property, plant and equipment, net	19,196	19,920	20,315
Operating lease right-of-use assets	77,130	86,009	85,350
Deferred and non-current income taxes	43,129	41,330	42,685
Other intangibles, net	4,930	5,537	6,645
Other non-current assets	88,143	86,494	80,253
Total assets	$748,719	$729,231	$742,480

LIABILITIES AND EQUITY

Accounts payable	$35,347	$34,312	$36,769
Accrued liabilities	63,766	42,610	44,574
Accrued payroll and benefits	11,426	7,840	8,153
Current operating lease liabilities	19,871	19,263	18,352
Income taxes payable	1,014	8,935	6,542
Total current liabilities	131,424	112,960	114,390

Deferred and non-current income taxes payable	933	1,008	1,028
Non-current operating lease liabilities	67,908	75,508	76,314
Other non-current liabilities	56,219	56,176	56,336

Shareholders' equity	489,913	481,329	492,044

Noncontrolling interest	2,322	2,250	2,368
Total equity	492,235	483,579	494,412

Total liabilities and equity	$748,719	$729,231	$742,480

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	July 31,

	2025	2024
		(As Restated)
Cash flows from operating activities:
Net income	$4,418	$5,705
Depreciation and amortization	4,657	4,582
Other non-cash adjustments	5,625	4,690
Changes in working capital	(26,362)	(51,169)
Changes in non-current assets and liabilities	646	282
Net cash used in operating activities	(11,016)	(35,910)

Cash flows from investing activities:
Capital expenditures	(2,826)	(3,913)
Long-term investments	(1,887)	(4,310)
Trademarks and other intangibles	(41)	(82)
Net cash used in investing activities	(4,754)	(8,305)

Cash flows from financing activities:
Dividends paid	(15,557)	(15,547)
Stock repurchases	(1,594)	(1,086)
Stock awards and options exercised and other changes	(467)	(1,075)
Net cash used in financing activities	(17,618)	(17,708)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	5,467	(1,900)
Net change in cash, cash equivalents, and restricted cash	(27,921)	(63,823)
Cash, cash equivalents, and restricted cash at beginning of period	209,214	262,814

Cash, cash equivalents, and restricted cash at end of period	$181,293	$198,991

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$180,493	$198,251
Restricted cash included in other non-current assets	800	740
Cash, cash equivalents, and restricted cash	$181,293	$198,991